Exhibit 10.3
Employment Agreement
This Employment Agreement (the “Agreement”) is made and entered into as of February _____, 2016 to be effective on the Effective Date set forth in Section 1 and is by and between The Finish Line, Inc. (the “Company”) and melissa a. greenwell (“Executive”).
Whereas, Executive is currently employed by the Company as its Chief Human Resources Officer and is a party to that certain Employment Agreement between the Company and Executive dated May 1, 2013 (the “Employment Agreement”);
Whereas, the Company desires to promote Executive to Chief Operating Officer and Executive desires to accept such promotion, pursuant to the terms contained herein; and
Whereas, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment by the Company, as set forth herein, at such time as Executive becomes the Company’s Chief Operating Officer;
Now, Therefore, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.
Employment; Term. Executive and the Company agree that if Executive is employed by the Company on February 28, 2016 (the “Effective Date”), then the Employment Agreement is automatically terminated and of no further force and effect on the Effective Date and this Agreement is effective as of the Effective Date. Beginning on the Effective Date, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company in the position described below in Section 2 commencing on the Effective Date and ending on February 25, 2017 (as such period may be extended pursuant to the terms hereof, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on February 26, 2017, and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for a one‑year period, unless the Company or Executive provides the other party hereto with written notice at least 180 days before the next Extension Date that the Employment Term shall not be so extended (“Non-Renewal Notice”).

2.	Position.

(a)
Commencing on the Effective Date, Executive shall serve as the Company’s Chief Operating Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Company’s Chief Executive Officer (the “CEO”).

(b)
While employed by the Company hereunder, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company either directly or indirectly, without the prior written consent of the CEO.

(c)	Executive’s principal place of employment shall be at the Company’s corporate headquarters in Indianapolis, Indiana.

3.
Base Salary. As compensation for services rendered to the Company, the Company shall pay Executive a base salary at the annual rate of $450,000. While employed by the Company hereunder, Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.	Bonus & Equity Programs.
(a) Bonus. In addition to the Base Salary, while employed by the Company hereunder, Executive shall be eligible to participate in such annual and long‑term incentive bonus compensation programs or arrangements, and annual equity grants programs or arrangements, as determined from time to time by the Compensation Committee.
(b) Promotional Grant. If Executive is employed on the Effective Date, subject to and pursuant to the terms of an award agreement to be provided to Executive, Executive shall also be entitled to a promotional grant on February 29, 2016 of equity valued at $450,000 as follows: (i) a grant of time based restricted stock equal to $180,000 in value with a vesting schedule of 50% if Executive is employed as of March 1, 2017 and 50% if Executive is employed as of March 1, 2018; and (ii) a grant of stock options equal to $270,000 in value with a vesting schedule of 50% if Executive is employed as of March 1, 2017 and 50% if Executive is employed as of March 1, 2018.

5.
Employee Benefits. While employed by the Company hereunder, Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time pursuant to the terms of those employee benefit plans.

6.
Business Expenses. While employed by the Company hereunder, reasonable business expenses (including travel expenses) incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.
Termination. Executive’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that Executive will be required to give the Company advance written notice of any resignation of Executive’s employment (as set forth in this Section 7). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)	By the Company For Cause or By Executive Resignation without Good Reason.

(i)
Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time upon delivery of written notice to Executive. Executive’s employment hereunder shall terminate automatically upon Executive’s resignation without Good Reason (as defined below); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

(ii)
For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by Executive to perform his or her material duties with respect to the Company or its affiliates for a period of more than 30 days; (B) the willful or intentional engaging by Executive in conduct that causes material injury, monetarily or otherwise, to the Company including, without limitation, breach of fiduciary duty, fraud, misappropriation, embezzlement or theft; (C) Executive’s conviction for, or a plea of nolo contendere to, the commission of a felony or any other crime involving moral turpitude; or (D) Executive’s breach of this Agreement after notice from the Company and failure of Executive to cure within 10 days after receipt of notice from the Company.

(iii)	If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)	the Base Salary through the date of termination (including payment for any accrued but unused vacation time);

(B)	any earned but unpaid portion of Executive’s annual performance bonus (if any) for the fiscal year preceding the fiscal year in which such termination occurs;

(C)	reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)
such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (A) through (D) hereof, reduced by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation without Good Reason by Executive, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)	Disability or Death.

(i)
Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii)	Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)	the Accrued Rights; and

(B)
if Executive was eligible to receive one or more bonuses for the fiscal year during which Executive’s employment is terminated (the “Termination Year”), an amount equal to a pro‑rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual cash bonus and any other cash bonus Executive would have received for the Termination Year had he or she remained employed through the entire fiscal year (based on the Company’s actual performance for the Termination Year), payable when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the fiscal year in which the cash bonus was earned.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)	By the Company Without Cause, Resignation of Executive with Good Reason or Non‑Renewal of Agreement.

(i)
Executive’s employment hereunder may be terminated by the Company at any time without Cause (other than by reason of death or Disability). Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below).

(ii)
For purposes of this Agreement, “Good Reason” shall mean if, other than for Cause, any of the following has occurred: (A) any material diminution in the Base Salary (except for across the board reductions for all similarly situated executives of the Company); (B) a material change in the geographic location of which Executive must perform the Services; (C) a material breach by the Company of this Agreement; or (D) if such termination of employment occurs within 30 days prior to two years following a Change in Control (as defined in Section 7(d)), a material diminution in Executive’s authority, duties or responsibilities. For Executive to have the right to resign for Good Reason, all of the following must timely occur: (x) Executive must provide the Company with notice of the occurrence of any of the Good Reason events within the 90 day period immediately following the first occurrence of such event and such notice must describe in detail the Good Reason event and the proposed cure to such event, (y) the Company must fail to cure such event with a period of 30 days from the date of receipt of such notice, and (z) the Notice of Termination is delivered by Executive to the Company within 90 days following the day on which the 30 day period set forth in the preceding clause (y) expires.

(iii)
Except as set forth in Section 7(d), if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, other than within the period that begins 30 days prior to a Change in Control and ends two years following a Change in Control, Executive shall be entitled to receive:

(A)	the Accrued Rights; and

(B)	subject to Section 7(e) and Executive’s continued compliance with the provisions of Sections 8 and 9 hereof:

(1)	a lump sum payment equal to 1.5 times the Base Salary, payable 60 days following the date of such termination of employment (the “Termination Date”); and

(2)
continued provision of group health benefits to Executive and his or her dependents for twelve months following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period; and

(3)
If Executive was eligible to receive one or more bonuses for the Termination Year, an amount equal to a pro‑rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual cash bonus and any other cash bonus Executive would have received for the Termination Year had Executive remained employed through the entire fiscal year (based on the Company’s actual performance for the Termination Year), payable when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the fiscal year in which the cash bonus was earned.

(iv)
Except as set forth in Section 7(d), if the Company provides Executive with a written Non-Renewal Notice and his/her employment is terminated by the Company without Cause on the last day of the Employment Term, Section 7(c)(iii) shall not apply and Executive shall be entitled to receive:

(A)	the Accrued Rights; and

(B)	subject to Section 7(e) and Executive's continued compliance with the provisions of Sections 8 and 9 hereof:

(1)	a lump sum cash payment equal to the Base Salary, payable 60 days following the Termination Date;

(2)
continued provision of group health benefits to Executive and his/her dependents for one year following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period; and

(3)
if Executive was eligible to receive one or more cash bonuses for the Termination Year, an amount equal to a pro-rated portion (based on the number of days in the Termination Year during which Executive was employed) of the annual cash bonus and any other cash bonus Executive would have received for the Termination Year had he/she remained employed through the entire year (based on the Company's actual performance for the Termination Year), payable when bonuses are generally paid to the Company’s executives for the Termination Year but no later than two and one half months after the end of the year in which the cash bonus was earned; provided that Executive shall not be required to refund to the Company any signing bonus or relocation reimbursement received prior to the Termination Date..

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Section 7(c)(iv) or in Section 7(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)	Change in Control.

(i)	For purposes of this Agreement, “Change in Control” shall mean the consummation of one or more of the following:

(A)
the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(B)
any person or group is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(C)
a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(D)
during any 12‑month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board (whether through the filling of a vacancy or otherwise) or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

(ii)
In the event of a Change in Control (determined without regard to subclause (A) of the definition set forth in Section 7(d)(i)), notwithstanding any provision in any equity compensation plan maintained by the Company or any award agreement between the Company and Executive, all stock options and awards of restricted stock granted to Executive, which are outstanding and have not otherwise vested shall be deemed vested immediately prior to the consummation of the Change in Control (determined without regard to subclause (A) of the definition set forth in Section 7(d)(i)). For purposes of this Section 7(d)(ii), the terms “stock option” and “restricted stock” should be read to include all other similar equity instruments.

(iii)
If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, during the period that begins 30 days prior to a Change in Control (as defined below) and ends two years following a Change in Control, Executive shall be entitled to receive:

(A)	the Accrued Rights; and

(B)	subject to Section 7(e) and Executive’s continued compliance with the provisions of Sections 8 and 9 hereof:

(1)
a lump sum payment equal to 2.5 times the sum of (i) the Base Salary, plus (ii) Executive’s target annual bonus for Termination Year, plus (iii) the value of any other bonus the executive could have earned during the year of termination pursuant to the Company’s then existing bonus programs, payable 60 days following the Termination Date; and

(2)
continued provision of group health benefits to Executive and his or her dependents for 24 months following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(d)(iii), Section 7(c)(iii), or Section 7(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)
Release. Any compensation and benefits to be provided under Section 7(c)(iii)(B), Section 7(c)(iv)(B) or Section 7(d)(iii)(B), as applicable, shall be provided only if Executive timely executes and does not revoke a release and waiver agreement which shall be approved by the Company and shall contain, among such other terms and conditions determined by the Company, typical post separation terms and a general release and waiver of all claims that Executive may have against the Company and any of its affiliates relating to the employment and termination of employment of Executive (“Release”). The Release must be signed by Executive and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), prior to the 60th day after the date of termination of Executive’s employment (the “Termination Date”). If Executive fails to execute and furnish the Release, or if the Release furnished by Executive has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) within such 60 day period, Executive will not be entitled to any payment or benefit under this Agreement other than the Accrued Rights. Any payment or benefit due or payable within such 60 day period shall be paid or begin on the 60th day after the date of termination.

(f)
Parachute Taxes. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company and all affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would, but for this Section 7(f), be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply: (i) if the Severance Payments, reduced by the sum of (A) the Excise Tax (as defined below) and (B) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement, and (ii) if the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. For the purposes of this Section, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder less one dollar ($1.00) and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax. The determination as to which of the alternative provisions of this Section 7(f) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company or one of its affiliates (the “Accounting Firm”). For purposes of determining which of the alternative provisions of this Section 7(f) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent fraud or manifest error. In addition, notwithstanding anything herein to the contrary, in the event any payments are to be reduced, the reduction shall take place in a manner that produces the greatest economic advantage to Executive (and if reduction of two or more payments produce the same economic advantage they shall be reduced proportionally), and any payment required shall be made by the end of Executive’s taxable year next following the Company’s taxable year in which Executive remits the payment (this sentence shall be interpreted consistent with Treas. Reg. § 1.409A-3(i)(1)(v)).

(g)
Effect of Section 409A of the Code. It is intended that the payments and benefits provided under this Section 7 shall be exempt from the application of the requirements of Section 409A of the Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that a payment or benefit provided pursuant to this Agreement is not exempt from the application of the requirements of Section 409A, then termination or cessation of employment of Executive under this Agreement shall be interpreted to mean “separation from service” as such term is defined in Section 409A. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a separation from service (as defined in accordance with the default rules under Section 409A), and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six month period, on the date of the Participant’s death). With regard to any provision herein that provides for reimbursement of costs and expenses or in kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. This Section 7(g) shall be interpreted in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv)(A). The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement. Upon the inclusion of any amount into the Participant’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A (this sentence shall be interpreted consistent with Treas. Reg. § 1.409A 3(j)(4)(vii)).

(h)
Notice of Termination. Any termination of employment by the Company for Cause shall be communicated by written Notice of Termination to Executive in accordance with Section 11(h) hereof. In addition, any termination of employment by Executive for Good Reason shall be communicated by written Notice of Termination to the Company in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(i)
Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees that Executive shall automatically be deemed to have resigned, as of the date of such termination, from the Board (and any committees thereof) and the board of directors or similar governing body (and any committees thereof) of any of the Company’s affiliates, and any position in which Executive is acting on behalf of or as a representative of the Company (such as a trustee or administrative committee member with respect to a tax‑qualified retirement plan).

8.	Non‑Competition; Non‑Solicitation.

(a)
Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates. Both parties acknowledge that it is important for the Company to protect its legitimate business interests by restricting Executive’s ability to compete in a limited manner. The parties acknowledge and agree this limited non‑competition provision is drafted narrowly so as to safeguard the Company’s legitimate business interests while not unreasonably preventing or interfering with Executive’s ability to obtain other employment. For a period of one (1) year after separation from the Company, Executive shall not:

(i)
directly or indirectly, in a competitive capacity, work for, advise, manage, own, or act as an agent or consultant for or a board member of or have any business connection or employment relationship with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) which competes with the Company or its affiliates including, without limitation, in the athletic specialty and/or sporting goods retail industry (a “Competitive Business”) in the United States;

(ii)	directly or indirectly, own or have a financial interest in, any Competitive Business, directly or indirectly, as a lender, guarantor, owner, member, partner, or shareholder;

(iii)
directly or indirectly, in a competitive capacity, interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and their respective customers, suppliers, partners, investors or vendors, with which Executive had direct or indirect contact during the last two (2) years of Executive’s employment with the Company; and/or

(iv)
directly or indirectly, in a competitive capacity, interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and their respective customers, suppliers, partners, investors or vendors, with which Executive had direct or indirect responsibility during the last two (2) years of Executive’s employment with the Company.

(b)
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over‑the‑counter market if Executive (i) is not a controlling Person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(c)
Employee agrees that Employee will not, for a period of one (1) year after separation from the Company, directly or indirectly, alone or in concert with others, solicit, encourage or seek to influence any employee of the Company or any of its affiliate to leave his or her employment with the Company or any of its affiliates

(d)
It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)
Executive understands and agrees that the restricted one (1) year time periods set forth herein are material terms of this Agreement and that the Company is entitled to Executive’s compliance with these terms for the full agreed-upon periods of time. Therefore, the restricted periods of time set forth herein will be tolled during any period of non-compliance. If the Company must seek injunctive relief or judicial intervention, the restricted time periods set forth herein will not commence until Executive is judged by a court of competent jurisdiction to be in compliance with the terms of this Agreement.

(f)	The provisions of this Section 8 shall survive the cessation of Executive’s employment for any reason or no reason.

9.	Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)
Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company); or (y)

disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non‑public, proprietary or confidential information -including without limitation trade secrets, know‑how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)
“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)
Except as required by law, Executive shall not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)
Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)	The provisions of this Section 9 shall survive the cessation of Executive’s employment for any reason or no reason.

10.	Relief.

(a)
Executive understands that the Company will be irreparably damaged, in an amount that may be impossible to ascertain, if the provisions of Section 8 or 9 of this Agreement are not strictly adhered to and complied with by Executive. In the event of breach by Executive of any provision of Section 8 or 9 of this Agreement, Executive agrees that Company shall be entitled, in addition to reasonable attorneys’ fees, costs and remedies otherwise available to Company at law or in equity, to injunctions, both temporary, preliminary and permanent, enjoining and restraining such threatened, intended or actual breach, and Executive irrevocably consents to the issuance of such injunctive relief by any court of competent jurisdiction. Executive acknowledges that in addition to injunctive relief, the Company may recover monetary damages such as those related to misappropriation, actual damages and unjust enrichment and, in appropriate circumstances, exemplary damages in accordance with the Indiana Uniform Trade Secrets Act and/or other remedies available at law or equity.

(b)
Executive acknowledges that (i) separate and distinct promises in this Agreement are reasonable, enforceable, and necessary in order to protect the Company’s legitimate business interests; (ii) after separation of employment from the Company, Executive will possess the Company’s trade secrets and confidential information which Executive will inevitably use if he or she were to engage in the conduct prohibited by Sections 8 and 9, that such use would be unfair and extremely detrimental to the Company; (iii) any violation will result in an irreparable injury to the Company; and (iv) the enforcement of Sections 8 or 9 by a remedy by way of injunction will not prevent Executive from earning a livelihood.

(c)
Sections 8 and 9 of this Agreement shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Sections 8 and 9 of this Agreement.

11.	Miscellaneous.

(a)
Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in the Southern District of Indiana, or, if not maintainable therein, then in an appropriate Indiana state court in Marion County, Indiana. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts. Executive specifically consents to personal jurisdiction in the State of Indiana. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in Executive’s forum state, in the State of Indiana or in such other state where Executive is subject to personal jurisdiction. Notwithstanding any rights to a jury trial for any claims, Executive waives any right to a jury trial, and agrees that any claim of any type hereunder lodged in any court will be tried, if at all, without a jury.

(b)
Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a Person that is an affiliate or a successor in interest to any portion of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person.

(f)
Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set‑off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 7 of this Agreement.

(g)
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235

Attention: Chairperson of the Compensation Committee
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

(i)
Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(j)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(k)
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(m)
Clawback. Notwithstanding anything herein to the contrary, Executive agrees that payments made to Executive may be subject to repayment pursuant to one or more clawback or recoupment policies of the Company as are in effect at any time and from time to time.

(n)
Other Benefits. Any benefits received by Executive pursuant to this Agreement shall be in lieu of any severance policy or severance plan maintained by the Company or its affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Any economic or other benefit to Executive under this Agreement, other than the Accrued Benefits, will not be taken into account in determining any benefits to which Executive may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company and its affiliates, unless provided otherwise in any such plan.

(o)
Preparation and Review of Agreement. Executive acknowledges and agrees that Executive has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing. The Company and Executive each acknowledge that each party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(p)
No Other Agreements. Executive represents and warrants to the Company that (i) his or her execution, delivery and performance of this Agreement does not and shall not conflict with or result in the breach of or violation of any other agreement or instrument to which he or she is a party or by which he or she is bound; (ii) he or she is not a party to or bound by any Non-Competition / Non-Solicitation Agreement which is in conflict with or would be breached by the execution and performance of this Agreement; and (iii) upon the execution and delivery of this Agreement by Company it shall be valid and binding upon Employee.

(q)
Indemnification. The Company shall indemnify the Executive and hold him harmless to the extent provided under the Company's by-laws against in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's performance of his duties and obligations to the Company. This provision shall survive the cessation of Executive's employment except where Executive was terminated for Cause.

(r)
Disclosure of this Agreement. In order to preserve the Company’s rights under this Agreement, the Company may advise any third party of the existence of this Agreement and of its terms and may provide such third party copies hereof, and the Company shall have no liability for doing so. Executive shall notify each subsequent employer or Person using the services of Executive at any time within one (1) year following the cessation of Executive’s employment with the Company of the existence and provisions of this Agreement. Executive also shall immediately notify the Company, in writing, of the name, principal business address and area of business of any employment or similar relationship that Executive enters into within one (1) year following the termination (for whatever reason) of Executive’s employment with the Company. The expiration of this one (1) year notification period shall have no effect on the applicability or enforceability of the provisions of any other part of this Agreement.

[signature page immediately follows]

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

The Finish Line, Inc. By: Printed: _____________________ Its: _________________________
EXECUTIVE Melissa A. Greenwell